Exhibit 99.1

Contact:  Paul Colasono, CFO                                                                Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT COMMON STOCK TO BEGIN
TRADING ON NASDAQ CAPITAL MARKET APRIL 9, 2008

NEW YORK, April 8, 2008 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News) today announced that its common stock will begin trading on the Nasdaq Capital Market effective with the open of trading on April 9, 2008.

On January 2, 2008, Franklin Credit was notified by The Nasdaq Stock Market (“NASDAQ”) that its common stock had failed to maintain a minimum market value of publicly held shares of $5 million, as required for continued listing on the Nasdaq Global Market, and that if compliance with the minimum was not restored for at least ten consecutive trading days before April 1, 2008, its common stock would be delisted from the Nasdaq Global Market. Franklin Credit has not regained compliance with this requirement and submitted on April 1, 2008 its application for transfer of its common stock listing to the Nasdaq Capital Market, which requires that the Company maintain only $1 million in minimum value of publicly held shares. Franklin Credit was notified by NASDAQ on April 7, 2008 that its application for the transfer of its common stock to the Nasdaq Capital Market from the Nasdaq Global Market was approved, and that the transfer would be effective with the open of trading on April 9, 2008.

The transfer of Franklin Credit’s listing does not affect the notice of delisting previously received from NASDAQ in respect of the failure of the Company’s common stock to maintain a minimum bid price of $1.00 per share. If the Company has not regained compliance by August 18, 2008, NASDAQ will determine whether Franklin Credit’s common stock meets the Nasdaq Capital Market’s initial listing criteria. If it does, the Company’s period to regain compliance will be extended to February 17, 2009. Otherwise, NASDAQ will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal NASDAQ’s determination to delist its common stock.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in the servicing and resolution of its performing, reperforming and nonperforming residential mortgage loans.  Franklin’s portfolio consists of both first- and second-lien loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with loan-to-value ratios at origination of 75% or less and interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and has generally held for investment the loans acquired and a significant portion of the loans originated.  The

Company's executive, administrative and operations offices are located in Jersey City, New Jersey. Additional information on the company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, changes in the level of growth in the finance and housing markets, such as slower or negative home price appreciation; (ii) the Company’s relations with the Company’s lenders and such lenders’ willingness to waive any defaults under the Company’s agreements with such lenders; (iii) increases in the delinquency rates of borrowers, (iv) the availability of clients holding sub-prime borrowers for servicing by the Company on a fee paying basis; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; (viii) the Company’s success in entering new business activities of providing mortgage-related services for other entities, particularly servicing loans for others, in which the Company has no prior experience with servicing loans for others; and (ix) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.